ATTACHMENT #1

SCHEDULE I
DATED DECEMBER 4, 2013
TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT

DATED AS OF JANUARY 1, 2013 BETWEEN
CITY NATIONAL ROCHDALE FUNDS AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES

City National Rochdale Prime Money Market Fund
City National Rochdale Government Money Market Fund
City National Rochdale California Tax Exempt Money Market Fund
City National Rochdale Government Bond Fund
City National Rochdale California Tax Exempt Bond Fund
City National Rochdale Corporate Bond Fund
City National Rochdale High Yield Bond Fund
City National Rochdale Limited Maturity Fixed Income Fund
City National Rochdale Full Maturity Fixed Income Fund
City National Rochdale Multi-Asset Fund
City National Rochdale U.S. Core Equity Fund
City National Rochdale Diversified Equity Fund
City National Rochdale Socially Responsible Equity Fund
City National Rochdale Dividend and Income Fund
City National Rochdale Fixed Income Opportunities Fund*
City National Rochdale Intermediate Fixed Income Fund
City National Rochdale Emerging Markets Fund
City National Rochdale Municipal High Income Fund

*
City National Rochdale Fixed Income Opportunities (Ireland) Limited is a wholly owned subsidiary of City National Rochdale Fixed Income Opportunities Fund.  In respect of City National Rochdale Fixed Income Opportunities (Ireland) Limited, Administrator’s obligations will be limited to performance only of those services indicated on Schedule IV of this Agreement.